Exhibit 10.1

MATADOR RESOURCES COMPANY
AMENDED AND RESTATED ANNUAL INCENTIVE PLAN
FOR
MANAGEMENT AND KEY EMPLOYEES
(effective as of January 1, 2016)
ARTICLE 1
PURPOSE
The Plan is intended to provide the Company, and any successor thereto, a means by which it can engender and sustain a sense of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company may award to such employees annual incentive compensation, which is tied to the achievement of pre-established and objective performance goals, based on the terms and conditions established herein.
The Plan is intended to provide Participants (as hereinafter defined) with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the treasury regulations promulgated thereunder.
ARTICLE 2
DEFINITIONS
For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1“Adjusted EBITDA” means earnings before interest expenses, income taxes, depletion, depreciation, amortization, accretion of asset-retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expenses and net gain or loss on asset sales and inventory impairments, of the Company and its Subsidiaries, determined on a consolidated income basis.
2.2“Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
2.3“Award” means a grant of Incentive Compensation by the Committee that may be paid to a Participant upon the satisfaction of a specified Performance Goal for a particular Performance Period, pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.
2.4“Board” means the Board of Directors of the Company.
2.5“Cause” means (i) Participant’s continued and material failure to perform the duties of his employment consistent with Participant’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) if Participant is a party to an employment agreement or independent contractor agreement, Participant’s failure to perform his material obligations under such agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally

Disabled, or a material breach by the Participant of Company’s written policies concerning discrimination, harassment or securities trading, (iii) Participant’s refusal or failure to follow lawful directives of the Board, the Chairman of the Board and/or Chief Executive Officer, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Participant’s commission of an act of fraud, theft, or embezzlement, (v) Participant’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Participant’s intentional breach of fiduciary duty; provided, however, that Participant shall have thirty (30) days after written notice from the Board (or the Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or the Committee).
2.6(a)    “Change in Control” means a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:
(i)    Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or
(ii)    Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:
(A)    the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or
(B)    the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)    Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.
(b)    The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of Code Section 409A, it being the intent of the parties that, to the extent necessary to comply with Code Section 409A, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.
2.7“Claim” shall have the meaning set forth in Section 7.5.
2.8“Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.
2.9“Committee” means the “Nominating, Compensation and Planning Committee” of the Board or any other committee as determined by the Board, which shall consist of two or more “outside directors” within the meaning of Code Section 162(m).
2.10“Company” means Matador Resources Company, a Texas corporation, and any successor entity.
2.11“Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Code Section 162(m), or their respective successor provision or provisions, that being an employee for whom the limitation on deductibility for compensation pursuant to Code Section 162(m) is applicable.
2.12“Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company.
2.13“Fiscal Year” means the fiscal year of the Company.
2.14“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

2.15“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which may be established by the Committee in accordance with Section 5.2 below.
2.16“Participant” means an Employee who satisfies the eligibility requirements of Article 4 of the Plan and who is selected by the Committee to participate in the Plan for any Performance Period.
2.17“Partially Disabled” means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under his employment agreement or independent contractor agreement, or if the Participant is not a party to any such agreement, to perform his assigned duties for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability).
2.18“Performance Goals” means, as applicable, the performance goal set forth in Section 5.1, the objectives established by the Committee based on the factors set forth in Section 5.3 for the Performance Period pursuant to Section 5.2 hereof, and other performance metrics or conditions established by the Committee in accordance with Section 5.6 for the purpose of determining Awards under the Plan.
2.19“Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.
2.20“Performance Pool” shall have the meaning set forth in Section 5.1.
2.21“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A.
2.22“Plan” means this Matador Resources Company Amended and Restated Annual Incentive Plan for Management and Key Employees, as set forth herein and as amended from time to time.
2.23“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
2.24“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.
2.25“Termination of Service” occurs when a Participant who is an Employee has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.

2.26“Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which may be established by the Committee in accordance with Section 5.2 below.
2.27“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which may be established by the Committee in accordance with Section 5.2 below.
2.28“Totally Disabled” or “Total Disability” means in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Participant and Participant has been declared to be Totally Disabled by the insurer.
ARTICLE 3
ADMINISTRATION
Subject to the terms of this Article 3, the Plan shall be administered by the Committee. The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.
The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, (iv) supply any omissions herein, and reconcile and correct any errors or inconsistencies, (v) decide any questions in the administration and application of the Plan, (vi) make equitable adjustments for any mistakes or errors made in the administration of the Plan, (vi) maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan, (vii) enforce the terms of the Plan and the rules and regulations adopted thereunder, (viii) review claims and render decisions on claims for benefits under the Plan, (ix) furnish the Company or the Participants, upon request, with information that they require for tax or other purposes, (x) employ agents, attorneys, accountants or other persons (who may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder and (xi) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all interested parties.
For each Performance Period, the Committee shall have full authority to (i) designate the Employees who shall participate in the Plan, (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article 5 hereof and (iii) establish and certify the achievement of the Performance Goals. Notwithstanding any provision of the Plan to the contrary, any decision concerning the awarding of Incentive Compensation hereunder (including, without limitation, establishment of Performance Goals, Threshold Achievement, Target Achievement, Maximum Achievement, and any other information necessary to calculate Incentive Compensation for a Covered Employee for such Performance Period) shall be made exclusively by the members of the Committee who are at that time “outside directors,” as that term is used in Code Section 162(m) and the treasury regulations promulgated thereunder.

With respect to restrictions in the Plan that are based on the requirements of Code Section 162(m), Code Section 409A, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.
ARTICLE 4
ELIGIBILITY
Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. For each Performance Period, the Committee shall select the particular Employees to whom an Award may be awarded for such Performance Period, which determination shall be made within the first ninety (90) days of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed). Awards may be made by the Committee at any time and from time to time during a Performance Period to new Participants, or to then Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan. To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.
ARTICLE 5
PERFORMANCE POOL AND PERFORMANCE GOALS
5.1Financial Formula For Funding Maximum Pool of Awards; Limitation on Total Incentive Compensation. The financial formula that will fund the maximum pool of Awards for all Participants in a Performance Period (each, a “Performance Pool”) shall be three and one-half percent (3.5%) of Adjusted EBITDA for such Performance Period; provided that, Adjusted EBITDA equals or exceeds fifty million dollars ($50,000,000) for such Performance Period. Once the Performance Pool is calculated as set forth above, the Awards will be allocated to each Participant based on the achievement of the established Performance Goal for such Performance Period, with the maximum amount of each Award for each Participant as set forth in the table below. The table below establishes the maximum Award payable to any Participant for a specified Performance Period.

Participant	Percentage of Performance Pool (Maximum)
Chief Executive Officer	Thirty Percent (30%)
Second Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Third Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Fourth Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Fifth Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Total	One Hundred Percent (100%)

To determine the actual amount of an Award payable to a Participant for any Performance Period, the Committee may exercise its discretion to adjust the Awards downward in accordance with Section 5.6 below.

5.2Performance Goals Establishment. Performance Goals in addition to the Performance Goal set forth in Section 5.1 may be established by the Committee for each Performance Period; provided, however,

the Committee must establish such additional Performance Goals to the extent the Committee determines that it is necessary to comply with Code Section 162(m). The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. No later than the ninetieth (90th) day of the Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed), the Committee shall approve, as applicable, the following: (i) the Performance Goals for the Performance Period, (ii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Performance Goals for the Performance Period (if applicable), (iii) with respect to each Participant, Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting, if any, of each Performance Goal in determining the Participant’s Incentive Compensation (if applicable) and (iv) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement and Maximum Achievement levels (if applicable).
5.3Performance Goals. The Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries, which, where applicable, shall be within the meaning of Code Section 162(m) and consist of one or more of any combination of the factors set forth below. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either the Company or any of its Subsidiary organizations:
(a)Earnings (either in aggregate or on a per-share basis) or adjusted earnings;

(b)Net income or adjusted net income;

(c)Operating income;

(d)Operating profit;

(e)Cash flow;

(f)Return measures (including return on assets, investments, equity or invested capital);

(g)Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders);

(h)Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;

(i)Adjusted EBITDA;

(j)Acreage;

(k)Reserves, total reserves, reserves per barrel;

(l)Present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% (or PV 10);

(m)Gross revenues;

(n)Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(o)Economic value or economic value added;

(p)Market share or market share added;

(q)Annual net income to common stock;

(r)Earnings per share or growth in earnings per share;

(s)Annual cash flow provided by operations;

(t)Changes in annual revenues;

(u)Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures; and/or

(v)Goals relating to specific environmental compliance measures and safety and accident rates.

For the Performance Goals listed above, the Committee may designate whether a particular Performance Goal is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Goals may be stated in reference to a production volume of measurement such as in per cubic feet equivalents (e.g., per Mcfe, MMcfe or Bcfe). Any Performance Goal may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Goal may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences. In all other respects, the Performance Goals shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee which is consistently applied. Further, the Committee may select any one or more of the Performance Goals applicable to a Participant, and Performance Goals may differ for one Participant to the next.
5.4Adjustments for Extraordinary Items. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) changes related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the

Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established.
5.5Certification. Within sixty (60) days immediately following the end of the applicable Performance Period, the Committee shall certify in writing and in compliance with the requirements of Treasury Regulation 1.162-27 (and successor regulations thereto) in the case of any Award intended to qualify under Code Section 162(m): (i) the extent to which the Performance Goals were achieved, if any, for the Performance Period, (ii) the calculation of the Participants’ Incentive Compensation and (iii) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. Approved minutes of the Committee meeting in which the certification required by this Section 5.5 is made shall be treated as written certification for purposes for this Section 5.5.
5.6Discretion to Reduce Incentive Compensation. After the certification described in Section 5.5 the Committee may, in its sole and absolute discretion, decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period. The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, in determining whether to reduce the Incentive Compensation to be paid to a Participant. Notwithstanding anything to the contrary contained herein, the reduction of an Award for any Participant shall not result in the increase in the maximum amount of any Award payable to any Participant under Section 5.1 above.
ARTICLE 6
PAYMENT OF INCENTIVE COMPENSATION
6.1Form and Time of Payment. Except as otherwise provided herein, a Participant’s Award for a Performance Period shall be paid: (a) if the Company’s Fiscal Year is a calendar year, then such Award shall be paid in the calendar year immediately following the close of the year in which such Performance Period ends, but in any event within seventy-five (75) days following the Committee’s certification described in Section 5.5; or (b) if the Company’s Fiscal Year is other than a calendar year, such Awards shall be paid on the one hundred and thirty-fifth (135th) day following the end of such Performance Period. The payment for an Award shall be in the form of a cash lump sum payment.

6.2Forfeiture Upon Termination Prior to End of Performance Period. If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason, or is terminated by his or her employer for any reason during a Performance Period, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period. Under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee shall pay the Participant an amount not to exceed the amount set forth according to the terms of the Award; provided, however, if Participant was terminated for Cause prior to the date of actual payment, then the Participant will not be eligible to receive a payment under the Plan for that Performance Period.

6.3Pro-Rata Payment for Death or Total Disability; New Hires and Promotions.

(a)Death or Disability. If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant (or the Participant’s guardian or personal representative, beneficiary or estate, as applicable) shall, if the Committee so determines, be eligible to receive a pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

(b)New Hires; Promotions. Any individual who is newly-hired or becomes an Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is a Participant in the Plan. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.4Recoupment for Restatements. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

6.5Change in Control. In the event of a Change in Control during a Performance Period, the Company shall make a lump sum payment to each Participant equal to a pro rata amount of any potential Incentive Compensation payable under any Award made to such Participant, calculated by multiplying the amount payable for Target Achievement by the percentage of the Performance Period completed prior to the Change in Control. In the event of such a lump sum payment, no further Incentive Compensation shall be payable under any such Award.

ARTICLE 7
MISCELLANEOUS PROVISIONS
7.1Non‑Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

7.2No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.

7.3Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company arising out of this Plan.

7.4No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

7.5Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Texas. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.

7.6Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, assigns and personal representatives.

7.7Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

7.9Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

7.10Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.

7.11Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off) or other similar change affecting the Company’s common stock; (b) any purchase, acquisition, sale or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring” or similar unusual item on the Company’s audited financial statements which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Code Section 162(m).

ARTICLE 8
AMENDMENT, MODIFICATION, SUSPENSION
Except as provided in Section 7.11, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend or discontinue the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan and Awards under the Plan to comply with any applicable law or the rules and regulations of any applicable stock exchange shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon, and further provided, that any amendment that modifies any pre-established Performance Goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Period may only be effected on or prior to that date which is ninety (90) days following the commencement of such Performance Period. In addition, the Board shall have the power to discontinue the Plan in whole or in part and amend the Plan in any manner advisable in order for Incentive Compensation granted under the Plan to qualify as “performance-based” compensation under Code Section 162(m) (including amendments as a result of changes to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Compensation granted under the Plan).

ARTICLE 9
EFFECT OF THE PLAN
Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

ARTICLE 10
SECTION 409A COMPLIANCE
This Plan is intended to comply with Section 409A and shall be interpreted in a manner consistent with Section 409A. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s Termination of Service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s Termination of Service with the Company; or (B) the date of the Participant’s death following such Termination of Service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 10 shall be made to the Participant or the Participant’s beneficiary.

ARTICLE 11
TERM
The effective date of this Plan shall be as of January 1, 2016, subject to shareholder approval. The material terms of this Plan shall be disclosed and submitted to the shareholders of the Company at the next annual meeting of shareholders and thereafter every five (5) years (unless earlier terminated) for approval in accordance with the requirements of Code Section 162(m). This Plan and any benefits granted hereunder shall be null and void if shareholder approval is not obtained at the applicable meeting of shareholders of the Company, and no award or payment of Incentive Compensation under this Plan to any Covered Employee shall be made unless such applicable shareholder approval is obtained. This Plan shall remain in effect until it is terminated by the Committee or the Board. After termination of the Plan, no future Awards may be made. However, all Awards granted before such termination will continue to be effective in accordance with their terms and conditions.

*********

IN WITNESS WHEREOF, the Company has caused this instrument to be effective as of the 1st day of January, 2016 pursuant to prior action taken by the Boards of Directors of the Company.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Name:	Joseph Wm. Foran
Title:	Chairman and CEO

Attest:

/s/ Craig N. Adams
Craig N. Adams, Assistant Secretary

Signature Page to the Matador Resources Company Amended and Restated Annual Incentive Plan